Exhibit 99.1
                              FOR IMMEDIATE RELEASE

            Balchem Corporation Announces Third Quarter 2008 Results
            --------------------------------------------------------

     New Hampton, NY, October 30, 2008 - Balchem Corporation (NASDAQ: BCPC) reported as follows (unaudited) for the period ended September 30, 2008.
                ($000 Omitted Except for Net Earnings per Share)

                    For the Three Months Ended September 30,
                    ----------------------------------------

                                                              2008         2007
                                                              ----         ----

 Net sales                                               $  58,235    $  50,498
 Gross profit                                               12,712       12,609
 Operating expenses                                          5,486        5,416
                                                         ---------    ---------
 Earnings from operations                                    7,226        7,193
 Other expense                                                (290)        (421)
                                                         ---------    ---------
 Earnings before income tax expense                          6,936        6,772
 Income tax expense                                          2,143        2,315
                                                         ---------    ---------
 Net earnings                                            $   4,793    $   4,457
                                                         =========    =========

 Basic net earnings per common share                     $    0.27    $    0.25
 Diluted net earnings per common share                   $    0.25    $    0.24

Shares used in the calculation of diluted net earnings
per common share                                            19,131       18,657

                     For the Nine Months Ended September 30,
                     ---------------------------------------

                                                              2008         2007
                                                              ----         ----

 Net sales                                               $ 177,997    $ 122,468
 Gross profit                                               39,146       34,532
 Operating expenses                                         17,276       15,208
                                                         ---------    ---------
 Earnings from operations                                   21,870       19,324
 Other expense                                                (742)        (871)
                                                         ---------    ---------
 Earnings before income tax expense                         21,128       18,453
 Income tax expense                                          6,970        6,490
                                                         ---------    ---------
 Net earnings                                            $  14,158    $  11,963
                                                         =========    =========

 Basic net earnings per common share                     $    0.79    $    0.67
 Diluted net earnings per common share                   $    0.75    $    0.65

Shares used in the calculation of diluted net earnings
per common share                                            18,987       18,544

Balchem Corporation (NASDAQ:BCPC)                                              2

Record Third Quarter Results for Earnings

      Net sales of $58.2 million were achieved for the quarter ended September 30, 2008. This is an increase of 15.3% above the $50.5 million result of the prior year comparable quarter, resulting in record net earnings for the quarter of $4.8 million, an increase of $0.3 million, or 7.5%. The $4.8 million generated diluted net earnings of $0.25 per common share versus $0.24 per common share for the prior year comparable period, an increase of 4.2%.

      Detailing this third quarter of 2008, the Animal Nutrition and Health segment achieved quarterly sales of $39.6 million, an increase of $5.3 million, or 15.3%, over the prior year quarter. Within this segment, the specialty animal nutrition and health products, targeted predominantly for ruminant animals, realized approximately 27.8% growth over the 2007 third quarter results with continued strong sales of Reashure(R), Nitroshure(TM), and chelated minerals. Feed and industrial grade choline product sales and derivatives grew approximately 13.2% over the prior year quarter, principally from increases in volume and selling price. Earnings from operations for this entire segment did however decline to $2.3 million as compared to $3.0 million in the prior year comparable quarter, largely due to the continued price increases in petro-chemical commodities used to manufacture choline. While oil and natural gas prices have recently declined, we were not a beneficiary of this trend until very late in the quarter. Our raw material costs actually rose early in the third quarter before modestly declining, and while some costs were passed on to customers, our pricing initiatives in the quarter were not enough to offset the cost increases. Additional price increases have been, and will be, implemented where we are contractually able to do so in the fourth quarter, and we do have an expectation that we will see some relief from these higher raw material costs for the balance of 2008. In addition, the Company temporarily shut down production during the quarter at its facility in St. Gabriel, LA as a direct result of hurricanes Gustav and Ike. While this plant suffered no direct damage from these hurricanes, hurricane-related utility and supply disruptions interrupted our ability to produce products, yet substantially all of our fixed costs remained throughout the interruption, as we positioned for a timely re-start of the operation. These noted raw material supply interruptions also negatively impacted the operation of our Verona, MO site, and have continued early into the fourth quarter. Also in the quarter, our results reflect the typical seasonality associated with the summer holiday period in Europe, and were quite unfavorable from a manufacturing variance standpoint at the Marano Ticino, Italy facility, but we have since rebounded nicely.

      Sales of the Food, Pharma and Nutrition segment were $9.4 million, an increase of 18.1% from the prior year comparable quarter. This segment growth was derived from improvement in the domestic and international food markets and continued strong sales of human grade choline and pharma grade calcium products. Earnings from operations for this segment improved 24.9% to $1.6 million, as compared to $1.3 million in the prior year comparable quarter, but were negatively impacted in the quarter as we converted our choline process to a more environmentally friendly process. The ARC Specialty Products segment generated earnings from operations of $3.4 million on record quarterly sales of $9.3 million. Earnings from operations for this segment were 15.5% higher than the prior year quarter, due to a 12.7% increase in sales, principally from increases in volume and selling price of ethylene oxide and propylene oxide.

Balchem Corporation (NASDAQ:BCPC)                                              3

      Gross profit for the quarter ended September 30, 2008 was $12.7 million, as compared to $12.6 million for the prior year comparable period. The consolidated gross margin, as a percent of sales, at 21.8%, declined as a result of the above-noted increase in raw material costs and hurricane related interruptions, but did increase sequentially over the second quarter 2008 result. As previously noted, we continue to focus on implementing raw material cost driven price increases, productivity improvements, and, most importantly, growth through new product development. Operating (Selling, R&D, and Administrative) expenses at $5.5 million, were essentially flat with the prior year comparable quarter, but decreased as a percentage of sales to 9.4%, down from 10.7% in the prior year quarter.

      For the nine months ended September 30, 2008, net sales have increased 45.3% to $178.0 million compared to $122.5 million in the comparable prior year period. Net earnings have increased 18.3% to $14.2 million, generating $0.75 per diluted share, versus net earnings of $12.0 million, or $0.65 per diluted share, in the prior year comparable period.

      Balance sheet ratios and cash flow continue to be strong. Early in 2007, we borrowed $39 million; the proceeds of which were used to complete the funding of the Chinook and Akzo acquisitions. At September 30, 2008, our outstanding borrowings were $17.1 million, reflecting accelerated payments of $14.5 million over the $7.4 million scheduled term payments of the loan. We will continue to aggressively manage our balance sheet and reduce our outstanding debt balance through the remainder of 2008.

Outlook
      Commenting on 2008, Dino A. Rossi, President and CEO of Balchem said, "This record third quarter, despite numerous difficult business conditions, demonstrates the value of our neatly diversified business. Our strategic acquisitions, with cross business motivation and integration, are increasing our global presence, and off-setting certain softness in some U.S. markets. While rising raw material costs have had a continued negative impact, we do expect to begin experiencing relief in the near term on some key raw materials. We will continue to take appropriate actions to improve operating margins and cash flow.

      We expect improved results in the Food, Pharma & Nutrition segment, particularly in the choline, calcium, domestic and international food products. We continue to develop the pharmaceutical delivery systems that can benefit from our technologies. The Animal Nutrition & Health segment realized margin pressure again in the quarter, but we did implement some price increases with the expectation that raw material relief will begin to take effect for this marketplace in general, restoring many end specie producers to improved financial stability. The ARC Specialty Products segment continued its steady revenue growth and solid profit results with improved volumes and some price increases, as well. Although there is considerable volatility in the global economy, we expect 2008 to be, as previously noted, a year of quality double digit improvements in sales and earnings, as we continue to implement lean production and logistics capabilities, leveraging on our existing business and research infrastructure."

Quarterly Conference Call
      A quarterly conference call will be held on Thursday, October 30, 2008 at 2:00 PM Eastern Time (ET) to review third quarter 2008 results. Dino A. Rossi, President and CEO, and Frank Fitzpatrick, CFO, will host the call. We invite you

Balchem Corporation (NASDAQ:BCPC)                                              4

to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Tuesday, November 4. To access the replay of the conference call dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay
ID#300792. Both account and replay ID numbers are required for replay access.

Segment Information
      Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma and Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
      This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2007. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact: Karin McCaffery, Balchem Corporation
         Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)                                              5


Selected Financial Data
($ in 000's)

Business Segment Net Sales:

-----------------------------------------------------------------------------
                                Three Months Ended         Nine Months Ended
                                   September 30,             September 30,
                               2008          2007         2008         2007
-----------------------------------------------------------------------------
ARC Specialty Products       $   9,298    $   8,248    $  26,564    $  24,676
Food, Pharma & Nutrition         9,362        7,929       28,122       23,063
Animal Nutrition & Health       39,575       34,321      123,311       74,729
-----------------------------------------------------------------------------
Total                        $  58,235    $  50,498    $ 177,997    $ 122,468
=============================================================================

Business Segment Earnings Before Income Taxes:

-----------------------------------------------------------------------------
                                Three Months Ended         Nine Months Ended
                                   September 30,             September 30,
                               2008          2007         2008         2007
-----------------------------------------------------------------------------

ARC Specialty Products       $   3,391    $   2,935    $   8,709    $   8,891
Food, Pharma & Nutrition         1,565        1,253        4,763        2,293
Animal Nutrition & Health        2,270        3,005        8,398        8,140
Interest and other expense        (290)        (421)        (742)        (871)
-----------------------------------------------------------------------------
Total                        $   6,936    $   6,772    $  21,128    $  18,453
=============================================================================


Selected Balance Sheet Items
                                             September 30,  December 31,
                                                 2008           2007
                                                 ----           ----
Cash and Cash Equivalents                    $      4,207   $      2,307
Accounts Receivable                                30,243         29,640
Inventories                                        17,684         15,680
Other Current Assets                                3,642          4,842
                                             ------------   ------------
Total Current Assets                               55,776         52,469

Property, Plant, & Equipment (net)                 42,909         42,080
Other Assets                                       57,325         59,875
                                             ------------   ------------
Total Assets                                 $    156,010   $    154,424
                                             ============   ============

Current Liabilities                          $     30,271   $     36,330
Long-Term Obligations                              14,884         25,014
                                             ------------   ------------
Total Liabilities                                  45,155         61,344

Stockholders' Equity                              110,855         93,080

                                             ------------   ------------
Total Liabilities and Stockholders' Equity   $    156,010   $    154,424
                                             ============   ============